Exhibit 10.1

No.: XXXXX

Financing Credit Line Agreement

Financing Credit Line Agreement

Company: GLOBAL Technology Inc. (hereinafter referred to as "the Client")

Principal Business Address: No.88,Qiushi Rd., Wangchun Industrial Park, Ningbo, China

Contact Person: Hongmei Lee	Tel.: 88133816

Bank: Shanghai Pudong Development Bank Co., Ltd. Ningbo Branch (hereinafter referred to as "the Financing Bank")

Principal Business Address: No.399,Mingshan Rd., Beilun,Ningbo

Contact Person: Yihong Xu	Tel.: 86886053

Based on the principles of equality, mutual benefit, and voluntariness, the parties hereto have entered into the following agreement ("this Agreement") through friendly consultation in accordance with the relevant laws and regulations.

Part 1 General Terms and Conditions

1.	Agreement Any documents signed by and between the Client and the Financing Bank within the use period of the credit line, including the Credit Line Change Agreement (in the form of Annex 1) and accompanying financing documents, shall be an integral part of this Agreement and shall be read in conjunction with this Agreement.

2.	Credit Line For the purposes of this Agreement, the term Use Period of the Credit Line refers to the period for use of the credit line specified in the Financing Credit Line Form (Part 2 of this Agreement) or the period for use of the credit line specified in any valid credit line change agreements signed by and between the Client and the Financing Bank, whichever is signed later. The Client shall apply to the Financing Bank for use of the financing credit line within the use period. If the Client submits an application beyond the use period, the Financing Bank may reject it regardless of whether the financing credit line has been used up.

3.	Credit Line Change If the terms and conditions herein are inconsistent with the Financing Credit Line Form, the Financing Credit Line Form (including the changes to the Form made by the Client and the Financing Bank from time to time based on Credit Line Change Agreement) shall prevail. If any accompanying financing documents signed by and between the Client and the Financing Bank within the use period of the credit line are inconsistent with the provisions of this Agreement, the business involved in the accompanying financing documents shall be subject to the provisions of such documents.

Notwithstanding the foregoing, the Financing Bank is still entitled to notify the Client that the financing under any accompanying financing document has become due in advance when it deems necessary, so as to guarantee its creditor's rights. In such case, the Client shall immediately repay the financing amount and increase the margin ratio for the letter of credit (LC), letter of guarantee (LG)/standby LC, or bank acceptance bill issued by the Financing Bank in accordance with the Client's application to 100%.

4.	Financing In accordance with the provisions of this Agreement and any accompanying financing documents, the Client may apply to the Financing Bank for credit financing (collectively referred to as financing in this Agreement) as agreed within the financing credit line and its use period. The specific applicable financing type shall be subject to provisions of the Financing Credit Line Form. The Financing Bank's commitments to the financing credit line hereunder is classified into revocable commitments and irrevocable commitments. For revocable commitments, the Financing Bank can (but is not obligated to) provide financing to the Client. For irrevocable commitments, the Financing Bank shall fulfill such commitments hereunder provided that the preconditions for use of the credit line agreed herein and other preconditions agreed between the parties for a specific business are met.

5.	Accompanying Financing Documents For the purposes of this Agreement, accompanying financing documents refer to documents that have been signed by the Client, which include but are not limited to:
(1)	In terms of loans, such documents refer to the current fund loan contract, fixed asset loan contract, and any other loan documents that may have been signed by the Client.
(2)	In terms of bill discounting, such documents refer to the bill discounting agreement and any other documents that may have been signed by the Client.
(3)	In terms of commercial acceptance bill discounting, such documents refer to the commercial acceptance bill discounting agreement and any other documents that may have been signed by the Client.
(4)	In terms of factoring financing, such documents refer to the factoring financing agreement and any other documents that may have been signed by the Client.
(5)	In terms of export bill advance under LC (including domestic LC) and advance against documentary collection, such documents refer to the export bill advance under LC agreement, the advance against documentary collection agreement, and any other documents that may have been signed by the Client.
(6)	In terms of import bill advance under LC, such documents refer to the import bill advance under LC agreement and any other documents that may have been signed by the Client.
(7)	In terms of packing loans, such documents refer to the packing loan agreement and any other documents that may have been signed by the Client.
(8)	In terms of the opening of an LC, such documents refer to the LC opening agreement and any other documents that may have been signed by the Client.
(9)	In terms of opening an LG/standby LC, such documents refer to the LG opening or standby LC agreement.
(10)	In terms of the opening of a bank acceptance bill, such documents refer to the bank acceptance bill agreement and any other documents that may have been signed by the Client.
(11)	Other financing documents signed by and between the Client and the Financing Bank.

As for the Client's application for use of the relevant financing credit line, the Financing Bank will issue financing funds to the Client and/or issue a commitment according to the Client's requirements in accordance with the provisions of this Agreement and the accompanying financing documents provided that requirements of this Agreement and the Financing Bank are met. However, the Client shall not cancel or change the financing application/agreement that has been signed or submitted; otherwise, the Client shall compensate for the Financing Bank's costs, expenses, and losses resulting from its cancellation or change of the application/agreement.

6.	Submission of Documents The Client hereby undertakes that it will submit the following documents or meet the corresponding conditions before the signing of this Agreement or as required by the Financing Bank:
(1)	Copies of the Client's latest Articles of Association and business license;
(2)	The board resolution that authorizes the Client to sign this Agreement and related accompanying financing documents;
(3)	The Client's letter of authorization to the authorized representative and the specimen signature of the authorized agent;
(4)	All accompanying financing documents that have been legally signed by the Client in accordance with the requirements of the Financing Bank;
(5)	Other documents and/or conditions required by the Financing Bank.

7.	Preconditions for Use of the Credit Line

The Client shall meet the following conditions before using the credit line:

(1)	The Client carries out normal production and business activities, has sound financial conditions, and has no serious deterioration of operations in the past three years.
(2)	The Client has not been engaged in any event of default as stated in the financing credit line agreement.
(3)	If the business hereunder is guaranteed, the Client has signed the corresponding guarantee document, had the document come into effect, gone through the necessary mortgage/pledge registration formalities, and had the guaranty rights established before the Financing Bank conducts the specific business.
(4)	The Client proposes a clear plan for the use of credit line and the elements and conditions of a specific business application are in line with the relevant rules and regulations of the Financing Bank, the requirements for credit line approval, and the conditions for handling the specific financing business.
(5)	The Client has provided documents on its production, operation, financial activities, and financial statements, and promised to provide and accept the supervision and inspection for and of the Financing Bank on time within the validity period of this Agreement.
(6)	The proposed financing amount does not exceed the remaining credit balance.
(7)	The Client's specific business application is filed within the use period of the credit line, and the designated date of loan, the date of requiring the Financing Bank to open the LC, LG/standby LC, or bank acceptance bill, and other business performance dates fall on the Financing Bank's business days.
(8)	Other prerequisites proposed by the Financing Bank (if any, see "Other Agreed Matters" in Part 2 for details).

8.	Occupied Financing Credit Line It refers to the sum of the financing fund that the Financing Bank has already issued to the Client in accordance with the provisions of this Agreement and the accompanying financing documents, the amount that has not been repaid by the Client, and the amount involved in the commitment made at the Client's request, subtracting the amount that the Client or the Client’s guarantor has paid to the Financing Bank in the form of cash pledge (including margin) except as otherwise agreed by the parties.

9.	Revolving As for the revolving financing credit line, after the Client has fulfilled its obligations under this Agreement and the accompanying financing documents (including repaying the relevant financing funds, increasing the margin to 100%, and relieving the Financing Bank of its payment responsibility), the credit line occupied by the amount involved in the fulfilled obligations shall be restored, and the Client may continue to apply to the Financing Bank for use of the financing credit line within its use period in accordance with the provisions of this Agreement. Once the non-revolving financing credit line is occupied, it cannot be restored for use unless the Financing Bank agrees to it. Except as otherwise provided in this Agreement, the Financing Bank is entitled to review the conditions of the Client and the collateral on a yearly basis. If the conditions of the Client and the collateral pass the Financing Bank's review, the Client may continue to use the financing credit line in the next year. If the conditions of the Client and the collateral fail the Financing Bank's review, the Financing Bank is entitled to cancel the financing credit line at the beginning of the next year. Except for the accompanying financing documents that are still in force, the unused and to-be-prepaid financing credit line can no longer be used.

10.	Guarantee If the financing credit line hereunder is guaranteed, the additional prerequisite for the Client's application for financing in accordance with the provisions of this Agreement is that the guarantee document has been signed and has become effective. If the Financing Credit Line Form contains any requirements for the margin ratio of the opened LC, LG/standby LC, or bank acceptance bill, the precondition for the Client to apply for the opening of the LC, LG/standby LC, or bank acceptance bill is that the relevant proportion of the deposit has been paid in full. If the Client applies for a change of the financing credit line and as a result the financing credit line is increased, the Client shall provide additional collateral or urge the guarantor to confirm the change and provide additional collateral. If the Client can continue to use the financial credit line in the next year upon the Financing Bank's review, it shall ensure that the relevant guarantee will continue to be effective according to the requirements of the Financing Bank.

11.	Tax Unless the law requires the Client to pay the relevant tax when repaying the financing fund, the Client's repayment hereunder shall be made in full without any deduction. If the Client must pay the relevant tax in accordance with the law, it shall issue a tax payment certificate to the Financing Bank within fifteen (15) days after the relevant deduction is made, and shall pay additional amount to the Financing Bank to make the total amount equivalent to that the Financing Bank should have received without any deduction.

12.	Representations and Warranties The Client hereby makes the following representations and warranties, and such representations and warranties shall be deemed to be made by the Client repeatedly and shall remain effective each time the Financing Bank provides a financing fund to the Client in accordance with this Agreement and the accompanying financing documents.

(1)	The Client is an enterprise (public institution) legal person or an economic organization with independent legal personality, well-established financial system, and sound solvency that is incorporated in accordance with the applicable laws. It is entitled to enter into and execute this Agreement according to law, is entitled to sign this Agreement and any related documents, and it has taken any necessary corporate actions to make this Agreement and any related documents legitimate, valid, and enforceable.
(2)	The Client's signing of this Agreement and fulfilling of its obligations hereunder shall not and will not violate any other contracts or documents that it has signed, the Articles of Association, any applicable laws, regulations, or administrative orders, and relevant documents, judgments, and rulings of the competent authority, and will not conflict with any other obligations or arrangements of the Client.
(3)	The Client and any of its shareholders and affiliated companies are not involved in any liquidation, bankruptcy, reorganization, acquisition, merger, spin-off, restructuring, dissolution, closure, shut-down, or similar legal proceedings, and have not encountered any circumstances that may lead to such legal proceedings.

(4)	The Client is not involved in any economic, civil, criminal, or administrative litigation proceedings or similar arbitration proceedings that may have a material adverse effect on it, and it has not encountered any circumstances that may lead to such legal proceedings or similar arbitration proceedings.
(5)	The Client's legal representative, directors, supervisors, or other senior management and any important assets of the Client are not involved in any enforcement, seizure, detainment, freezing, lien, or regulatory measures, and have not encountered any circumstances that may lead to such measures.
(6)	All financial statements (if any) the Client issues are in compliance with applicable laws and that the statements can reflect its financial status in a truthful, complete, and impartial manner. All materials, documents, and information regarding the Client and its guarantor that the Client provides to the Financing Bank in the process of signing and performing this Agreement are truthful, valid, accurate, and complete without any concealment or omission.
(7)	The Client strictly abides by the applicable laws and regulations in its business activities, conducts its business in strict accordance with the business scope as stipulated in its business license or according to law, and goes through the annual inspection procedures on time.
(8)	The Client has disclosed to the Financing Bank the facts and circumstances (including but not limited to the operating status, financial status, and external guarantees) that it knows or should know, which are important for the Financing Bank to decide whether to grant the credit line hereunder.
(9)	The Client's internal management documents related to environmental and social risks are in compliance with laws and regulations and they have been effectively implemented.
(10)	The Client is not involved in other circumstances or events that have or may have a material adverse effect on its contractual capacity.

13.	Promises The Client hereby makes the following promises, and such promises shall be deemed to be made by the Client repeatedly and shall remain effective each time the Financing Bank provides a financing fund to the Client in accordance with this Agreement and the accompanying financing documents.
(1)	The Client shall strictly abide by and perform the obligations under this Agreement and the accompanying financing agreements.
(2)	Except as otherwise provided in this Agreement or the accompanying financing agreements, the Client shall, in accordance with the provisions of this Agreement and the accompanying financing documents, repay the financing fund or the advance payment on time or increase the margin to 100% according to the Financing Bank's requirements. The Client shall handle and obtain all required approvals, authorizations, registrations, and permits, and maintain their effectiveness in accordance with the applicable laws and regulations, so as to enable itself to legitimately sign and perform its obligations under this Agreement and any related documents. The Client shall immediately issue relevant certificates upon the Financing Bank's request.
(3)	The Client shall, within five (5) of the Financing Bank's business days from the date when it is informed of its involvement in any economic, civil, criminal, administrative litigation proceedings, or similar arbitration proceedings that may have a material adverse effect on it, or upon learning of any of its material assets involving any enforcement, seizure, detainment, freezing, lien, or regulatory measures, notify the Financing Bank in writing and specify the impact in details and the remedial measures that have been taken or that are planned to be taken.
(4)	Without the written consent of the Financing Bank, the Client shall not provide any third party with a guarantee that has a material adverse effect on its financial condition or its ability to perform its obligations hereunder.
(5)	Without the written consent of the Financing Bank, the Client shall not settle other long-term debts in advance and such settlement may have a material adverse effect on the Client's ability to perform its obligations hereunder.

(6)	From the date of signing this Agreement, the Client will not do the following without the written consent of the Financing Bank before all the debts under this Agreement and the accompanying financing documents have been settled:
(i)	Be involved in liquidation, reorganization, bankruptcy, acquisition, merger, spin-off, restructuring, dissolution, closure, shut-down, or similar legal proceedings.
(ii)	Sell, rent, give, transfer, or otherwise dispose of any of its important assets except for daily business operation needs.
(iii)	Make any change to its ownership structure.
(iv)	Sign contracts/agreements that have a material adverse effect on the Client's ability to perform its obligations hereunder or undertake related obligations that have such adverse effect.

(7)	If the guarantee hereunder is involved in specific circumstances or changes, the Client shall provide another guarantee approved by the Financing Bank in a timely manner according to the Financing Bank's requirements. Such specific circumstances or changes include but are not limited to the guarantor’s shut-down, closure, dissolution, or suspension of business, the guarantor's business license revoked or canceled or application for or being applied for reorganization or bankruptcy, the guarantor's significant changes in its business or financial conditions, the guarantor's involvement in major litigation or arbitration cases, legal representative/responsible person litigation, arbitration, or other enforcement measures, decrease or possible decrease in the value of the guarantor's collateral, the guarantor's being closed down or being subject to other property preservation measures, or the guarantor's violation of the guarantee contract or requirement to terminate the guarantee contract.
(8)	Upon request by the Financing Bank, the Client shall also handle the enforceable notarization with the notary office approved by the Financing Bank, and the Client voluntarily accepts the enforcement.
(9)	The Client shall inform the Financing Bank at any time of any event that may affect its ability to perform the obligations under this Agreement and any related documents.
(10)	Special provisions on group clients (applicable to group clients).

If the Client hereunder is a group client, it hereby promises that:

(i)	The Client shall report details about the related transactions accounting for more than 10% of the actual credit grantor's net assets, including: a. the relationship between the parties to the transaction; b. the items and nature of the transaction; c. the amount of the transaction or the corresponding proportion; d. the pricing policy (including transactions with no amount or only a token amount).

(ii)	The actual credit grantor shall be deemed to have violated this Agreement and the Financing Bank is entitled to unilaterally decide to cancel the Client's unused credit line, recover part or all of the used credit line, or require the Client to increase the margin to 100% if he/she: a. provides false materials or conceals important business or financial facts; b. changes the original purpose of the credit line, uses the credit line for other purposes, use the credit line to engage in illegal or rule-breaking transactions without the consent of the Financing Bank; c. uses notes receivable, accounts receivable, or other creditor's rights in contracts with related parties that don't actually exist to illegally obtain capital or credit line from the bank by discounting or pledge; d. refuses to accept the Financing Bank's supervision and inspection over its use of the credit funds and the relevant financial activities; e. is involved in a merger, acquisition, or reorganization that the Financing Bank believes may affect the credit line security; f. or intentionally evades repayment of the bank loans through related transactions.

(11)	Special warranties, covenants, and agreements on green credit (applicable to clients running nuclear power plants, large hydropower stations, water conservancy projects, resource extraction projects, etc. whose construction, production, and operation activities may seriously change the environment and whose adverse environmental and social consequences are difficult to be eliminated, and clients running petroleum processing, coking and nuclear fuel processing, chemical raw materials and chemical products manufacturing, etc. whose construction, production, and operation activities will bring about adverse environmental and social consequences but such consequences are easy to be eliminated through slow-release measures):
(i)	The Client hereby represents and warrants that it will manage environmental and social risks, including: a. ensuring that its internal management documents related to environmental and social risks are in compliance with laws and regulations and they have been effectively implemented; b. ensuring that it is not involved in any major litigation case related to environmental and social risks.
(ii)	The Client hereby promises that it will accept the Financing Bank's supervision and will strengthen the management of environmental and social risks, including: a. ensuring the compliance of all behaviors and performance related to environmental and social risks; b. establishing a sound internal management system for environmental and social risks, which specifies responsibilities, obligations, and penalties for the Client's relevant responsible personnel; c. establishing sound emergency response mechanisms and measures for environmental and social risks; d. setting up a dedicated department and/or assigning dedicated personnel to handle environmental and social risks; e. cooperating with the Financing Bank or its approved third party to assess the Client's environmental and social risks; f. giving appropriate responses to or taking other necessary actions for other stakeholders' doubts on the Client's management of environment and social risks; g. urging the Client's stakeholders to strengthen the management, so as to prevent the stakeholders' environmental and social risks from affecting the Client; h. and performing other actions that the Financing Bank believes are related to the management of environmental and social risks.
(iii)	The Client hereby promises that it will promptly and fully inform the Financing Bank of: a. various types of permissions, examinations, and approval related to environmental and social risks during the commencement, construction, operation, and shutdown process; b. assessments or inspections over environmental and social risks performed by the environmental and social risk regulatory institution or its accredited institutions; c. the supporting construction and operation of environmental facilities; d. the emission and compliance of pollutants; e. the safety and health conditions of employees; f. major complaints and protests against the Client from neighboring communities; g. significant environmental and social claims; h. and other major circumstances that the Financing Bank believes are related to environmental and social risks.
(iv)	If the Client and the actual credit grantor have the following circumstances, it is deemed that the Client has violated this Agreement: a. the Client's representations, warranties, and commitments regarding the management of environmental and social risks are not earnestly fulfilled; b. the Client is punished by the relevant government department due to poor management of environmental and social risks; c. the Client is strongly questioned by the public and/or the media due to poor management of environmental and social risks; d. and other default events related to the management of environmental and social risks agreed by the institution and the Client, including cross-defaulting events.

If the Client has the aforesaid default behaviors, the Financing Bank is entitled to unilaterally decide to: a. cancel the credit granting commitment already made; b. suspend the disbursement of the loan until the Client has taken satisfactory remedial measures; c. recover the loan already disbursed in advance; d. exercise the relevant rights to mortgage and pledge in advance when the loan cannot be repaid; e. and take other penalties agreed by the Financing Bank and the Client.

(12)	The Client/guarantor hereby agrees and irrevocably authorizes that the Financing Bank is entitled to, without violating the Regulations on the Administration of the Credit Reporting Industry and prohibitive provisions of relevant laws and regulations, and under the collection requirements of the state financial credit information basic database, provide all contracts/agreements/commitments signed by and between the Client/guarantor and the Financing Bank, including information on compliance with all of the above contracts/agreements/commitments and basic corporate and other information provided by the Client/guarantor to the national financial credit information basic database for query and use by qualified organizations. At the same time, the Financing Bank is also entitled to query and use the credit information related to the Client/guarantor that already exists in the state financial credit information basic database. This authorization covers all aspects of the Financing Bank's management over the business hereunder before and after the signing of this Agreement, and it shall expire when this Agreement is actually terminated.
(13)	The Client hereby confirms that it fully understands and is aware of the fact that the Financing Bank prohibits its employees from taking advantage of their positions to seek any form of interest, and it hereby promises to avoid providing any form of improper benefits such as rebates, gifts, securities, valuables, various incentives, private expense compensation, private travel, or expensive entertainment to the Financing Bank's employees without permission on the principle of honesty and fairness.

14.	Fees and Expenses The Client shall assume the relevant fees and taxes in accordance with the provisions of laws and regulations and this Agreement.

15.	Penalty Interest The overdue penalty interest and misappropriation penalty interest for the financing hereunder and their calculation and collection rules shall be agreed upon in the Financing Credit Line Form or the accompanying financing documents by the parties through negotiation.

16.	Conversion of Exchange Rate If the financing currency is inconsistent with the currency of the financing credit line when calculating the occupancy of any credit line, the Financing Bank is entitled to make the conversion based on the relevant exchange rate that it determines. If at any time the total occupied financing credit line hereunder exceeds the foregoing maximum financing credit line due to exchange rate changes, the Financing Bank is entitled to require the Client to immediately repay the excess part. If the Client's repayment (including authorized repayment) currency is inconsistent with the financing currency, the Financing Bank is entitled to purchase foreign currency at the relevant exchange rate that it determines, and the exchange rate risk shall be borne by the Client.

17.	Authorized Repayment and Offsetting When the Client has any outstanding debt due to the Financing Bank, the Client hereby authorizes the Financing Bank to use any fund (regardless of the currency) under any of the Client's account with Shanghai Pudong Development Bank to directly repay the debt on behalf of the Client regardless of whether the debt is incurred under this Agreement or the accompanying financing documents. The authorization is irrevocable. If exchange rate conversion is involved, the Financing Bank shall make the conversion based on the relevant exchange rate that it determines and the exchange rate risk shall be borne by the Client.

18.	Proof of Debt The Financing Bank will maintain accounting records and vouchers in its accounting books relating to the business activities involved in this Agreement and all accompanying financing documents in accordance with its usual business practices. Except for obvious errors, the Client hereby acknowledges that the relevant accounting records, vouchers, or other valid supporting materials are valid evidence for the Client's debt.

19.	Transfer The Client shall not transfer any rights or obligations hereunder. The Financing Bank may transfer its rights or obligations hereunder to any third party anytime and may disclose to the third party any information relating to this Agreement, including any information the Client and the Client's guarantor provide for the Financing Bank for the purposes of this Agreement.

20.	Information Disclosure The Client hereby agrees that, except for the disclosures permitted by Article 19 hereunder, the Financing Bank may disclose to any of its headquarters, branches, affiliates, and personnel of such institutions any information relating to this Agreement. In addition, the Financing Bank's disclosures in accordance with any laws and regulations or the requirements of regulatory authorities, government agencies, or judiciary organs are also permitted disclosures.

21.	Default The Client's breach of any representations and warranties hereunder, the circumstances in which such representations or warranties are proved to be incorrect, untrue, incomplete, or misleading or have been breached, and/or the Client's breach of or failure to perform any of its promises hereunder and/or any violation of the provisions under this Agreement or any accompanying financing documents, and/or the Client's involvement in any circumstances that may affect the Financing Bank's loan security, and/or the guarantor's breach of any guarantee documents shall all constitute the Client's default of this Agreement and the accompanying financing documents. In addition to claiming a compensation from the Client for all the losses including the attorney fees, the Financing Bank is also entitled to (but is not obliged to) take the following measures separately or simultaneously:
(1)	Adjust or cancel the financing credit line hereunder.
(2)	Declare that all or partial debts under any accompanying financing documents of this Agreement become due in advance, and/or terminate this Agreement and all or partial accompanying financing documents, and require the Client to immediately repay all or partial financing principal and interest. Require the Client to provide an additional margin for bills of exchange that are already accepted or LCs, LGs, or standby LCs that are already issued by the Financing Bank during the use period of the credit line, or transfer the deposit under the Client's deposit or settlement account to its margin account for external payment or as a margin for possible future advances for the Client. If the Financing Bank has paid any advances for the Client, it is entitled to require the Client to repay the advances immediately.
(3)	Calculate and collect compound interest for the accrued interest in accordance with the penalty interest rate stipulated in this Agreement or the accompanying financing documents.
(4)	Deduct the deposit under any of the Client's account with the Financing Bank in accordance with the provisions of Article 17 under this Agreement.

22.	Applicable Laws and Judicial Jurisdiction This Agreement shall be governed by and construed in accordance with the laws of the People's Republic of China (for the purposes of this Agreement, the laws of Hong Kong and Macao Special Administrative Regions and Taiwan are excluded here). Any disputes relating to this Agreement shall be settled through friendly negotiation. If the negotiation fails, the disputes shall be brought to the People's Court of the place where the Financing Bank is located. In the course of dispute settlement, the parties shall continue to perform this Agreement except for matters in dispute.

23.	Service Address of Ligation Documents The Client hereby confirms that for any lawsuits arising hereunder, the judicial documents issued in the course of the proceedings, such as summons and notices, shall be deemed to have been served when they are delivered to the address listed at the beginning of this Agreement. Any changes to the foregoing address shall not become effective without prior notice to the Financing Bank.

24.	Notices All notices from one party to the other party shall be delivered to the address specified at the beginning of this Agreement until the other party gives a written notice to change the address. When a notice is delivered to the foregoing address, it shall be deemed to have been served on the following dates: If it is a letter, the date of service shall be the seventh (7) business day of the Financing Bank after its delivery; if it is a personal delivery, the date of service shall be the date when the recipient signs it; if it is a fax or email, the date of service shall be the date when the fax or email is sent. However, all notices, requests, or other correspondence sent or delivered to the Financing Bank shall be deemed to have been served when the Financing Bank actually receives them. The originals (stamped with the official seal) of all notices and requests sent to the Financing Bank afterwards by fax or by email shall be delivered in person or by post to the Financing Bank for confirmation.

25.	Severability of Terms The invalidity, illegitimacy, or unenforceability of any provisions of this Agreement or any accompanying financing documents shall not affect the validity, legitimacy, or enforceability of other provisions of this Agreement or any accompanying financing documents.

26.	Grace Within the validity period of this Agreement, the Financing Bank's grace to or delayed action against the Client's any default or other behaviors shall not impair, affect, or limit all creditor's rights or interests to which the Financing Bank is entitled in accordance with the law or this Agreement, and such grace or delayed action shall not be deemed as the Financing Bank's recognition of the Client's default of this Agreement, or the Financing Bank's waiver of the right to take any action against the Client's existing or future defaults.

27.	Prior Credit Granting and Its Relationship with This Agreement Unless otherwise agreed by the parties, provided that the Client signed a credit granting agreement with the Financing Bank previously, the unliquidated balance of a specific business activity under the credit granting agreement shall be automatically included hereunder and shall directly occupy the credit line hereunder from the effective date of this Agreement. The Client hereby undertakes that it will obtain the confirmation of the guarantor under the original credit granting agreement for continued guarantee of debts hereunder, as required by the Financing Bank.

28.	Commencement This Agreement takes effect when it is signed (or stamped) by the Client's legal representative or authorized agent and stamped with the official seal, and signed (or stamped) by the Financing Bank's legal representative/person in charge or authorized agent and stamped with the official seal (or contract seal). This Agreement shall remain valid unless the Financing Bank cancels the entire financing credit line and the Client no longer has any financing or debt balance owed to the Financing Bank under this Agreement and all accompanying financing documents.

(End of Part 1)

Part 2 Commercial Terms (Financing Credit Line Form)

Client's name: Global Technology, Inc.
Description of financing credit line
Amount of financing credit line (currency)	RMB 180,000,000	Credit Period (yyyy/mm/dd)	From 2019/5/24 To 2024/5/24
Revolving type of the credit line	☑ Revolving □ Non-revolving □ Other
credit line type	□ Revocable commitment □ Irrevocable commitment
The guarantors and guarantee contracts that provide guarantee for the debts hereunder include but are not limited to:
Guarantor	Global Technology, Inc.	Guarantee mode	☑ Mortgage □ Pledge □ Warranty
Guarantor		Guarantee mode	□ Mortgage □ Pledge □ Warranty
Guarantor		Guarantee mode	□ Mortgage □ Pledge □ Warranty
Margin ratios of different services	□ Discounting % □ Establishment of LC % ☑ Issuance of bank acceptance bills 30% □ Issuance of LG/standby LC % □ Other
Applicable financing products and credit line requirements (please tick (√) the applicable financing product and cross (×) non-applicable ones)
Applicable financing products	Credit line (amount, currency)	Interest rate/Rate	Maximum duration for a single deal	Remarks
☑ Loan
☑ Current fund loan
□ Fixed asset loan
☑ Trade financing
☑ Opening of bank acceptance bills
□ Commercial acceptance bill discounting (including the agreed interest payment method)
☑ Bank acceptance bill discounting
□ Guaranteed commercial acceptance bill discounting (with the Client as the acceptor)
□ Factoring financing
☑ Establishment of LC (including usance LC payable at sight)
☑ Import bill advance (under LC/inward collection)

□ Export bill advance under LC
□ Advance against documentary collection
□ Packing loan
☑ Issuance of LG/standby LC
☑ Import refinance
□ Outward remittance financing
□ Guaranteed import payment
□ Domestic LC for buyer financing
□ □ Other

Other agreed matters:

Notes:

(1)     The sum of actually occupied financing credit lines for all applicable financing products shall not exceed the maximum financing credit line anytime. If the Client wishes to separately define the financing credit line for a certain financing product, the credit line for that applicable financing product shall be separately indicated.

(2)     If the mortgagor or pledger is the Client, "Client" or the name of the Client shall be filled in the "Guarantor" column.

(3)     The RMB interest rate is the annual interest rate. If a floating rate is adopted, the floating period shall be specified. In the "Rate" column, the amount or ratio for a single deal shall be filled.

This Agreement is made in four copies, with the Client holding one copy/copies, the Financing Bank holding two copy/copies, and Registration center holding one copy/copies. Each copy has the same legal effect.

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(Signature page)

This Agreement is entered into by the following two parties on   May 24, 2019   . The Client hereby acknowledges that at the time of signing this Agreement, both parties have explained and discussed all terms in detail. The parties have no doubts on all terms of this Agreement, and have accurate and correct understanding of the legal implications of the parties' rights and obligations and limitation or exemption terms.

Client (official seal)	Financing bank (official seal or contract seal)

Global Technology, Inc.	Shanghai Pudong Development Bank Co.,
Ltd. Ningbo Branch

Legal representative or authorized agent	Legal Representative/Person in charge or authorized agent
(signature or seal)	(signature or seal)